Exhibit 8.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
May 12, 2025	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Bridge Investment Group Holdings Inc.

111 E. Sego Lily Drive, Suite 400

Salt Lake City, UT 84070

Re:	Agreement and Plan of Merger, dated as of February 23, 2025

To the addressee set forth above:

We have acted as special tax counsel to Bridge Investment Group Holdings Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Corporate Merger”) of Aspen PubCo Merger Sub 1, Inc., a Delaware corporation (“Merger Sub Inc.”) and a wholly owned subsidiary of Apollo Global Management, Inc., a Delaware corporation (“Parent”), with and into the Company, as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2025, by and among the Company, Bridge Investment Group Holdings LLC, a Delaware limited liability company (“OpCo”), Parent, Merger Sub Inc., Aspen Second Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent and, solely for purposes of Section 6.16 thereof, Adam O’Farrell as the representative of OpCo. This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-286493) (as amended through the date hereof, the “Registration Statement”) initially filed by Parent, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the proxy statement/prospectus, (iii) the respective tax officer’s certificates of Parent and Company, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

May 12, 2025

1.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Corporate Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.

The Corporate Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the proxy statement/prospectus, and the Corporate Merger will be effective under the laws of the State of Delaware;

3.

All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Corporate Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Corporate Merger;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Corporate Merger, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the proxy statement/prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the proxy statement/prospectus constituting part of the Registration Statement, we are of the opinion that the Corporate Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Corporate Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service

May 12, 2025

will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.

No opinion is expressed as to any transaction other than the Corporate Merger as described in the Merger Agreement. Furthermore, no opinion is expressed as to any matter whatsoever, including the Corporate Merger, if, to the extent relevant to our opinion, any of the transactions described in the Merger Agreement is not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or any of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the proxy statement/prospectus and the Officer’s Certificates, is not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP